Exhibit 99.1

COMPANY:               Perma-Pipe International Holdings, Inc.

CONTACTS:             David Mansfield, President and CEO

Perma-Pipe Investor Relations

847.929.1200

investor@permapipe.com

Perma-Pipe International Holdings Announces the Appointment of Matthew Lewicki as Vice President and Chief Financial Officer, Secretary and Treasurer

Company Release – 10/2/23 12:07 PM ET

SPRING, Texas--(BUSINESS WIRE)

Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) today announced the appointment of Matthew Lewicki to Vice President and Chief Financial Officer, Secretary and Treasurer (“CFO”) replacing long time financial executive D. Bryan Norwood who informed the Board of his intention to retire effective October 2, 2023. As CFO, Matthew is charged with leadership, oversight and execution of all PPIH financial matters and will serve as a key business advisor to the senior leadership team and Board of Directors. Mr. Norwood will transition his responsibilities to Mr. Lewicki while assuming the role of Vice President, Strategy until his retirement on March 31, 2024.

Mr. Lewicki joined PPIH in 2023 and has served as the Chief Accounting Officer.  Matthew has 20 years of progressive finance and accounting experience, most of those years at Oil and Gas infrastructure services organizations. Prior to joining Perma-Pipe, Matthew served as Senior Manager of Financial Reporting and Financial Planning at Quanta Services, Inc. and most recently as Corporate Controller of the Global Organization at HMT Holding Corp, Inc. and Subsidiaries. Matthew has a Master of Business Administration in Accounting and Finance from Lamar University and is a Certified Public Accountant.

President and CEO David Mansfield commented, “I am pleased that Matt has agreed to assume the role of CFO to lead the company’s finance group. In addition to his financial responsibilities, Matt will provide leadership to the IT, Legal, and Risk Management functions, serve as member of the Ethics and Compliance Committee and acts as Corporate Secretary to the Board. Matt has already had a notable impact with us in the role of Chief Accounting Officer, and I am sure his technical capability, leadership skills and sense of urgency will complement our vision and impact our continued growth and success in our industry.”

Chairman of the Board Jerome T. Walker commented: "On behalf of the Board, we are grateful for Bryan’s contributions as Company CFO for the past 5 years and congratulate him on an outstanding career and his upcoming retirement plans. It has been a pleasure to get to know Matt over the past several months since he joined Perma-Pipe, and the Board looks forward to having his financial talent, passion and leadership in the CFO chair. Having both of these outstanding financial leaders working together at the Company for the next six months provides us ample opportunity to ensure a smooth and seamless transition as the Company continues execution of its strategic growth plans."

Mr. Lewicki commented: “I am thankful for this opportunity and for the confidence and trust that David, Bryan, and the Board of Directors have in me. Perma-Pipe has achieved remarkable success which reflects Bryan’s leadership as CFO. I am honored to build on that success and to continue working with Perma-Pipe’s leadership team to extend our market leadership in the years to come and drive long-term value for our employees and stockholders.”

President and CEO David Mansfield further commented on Bryan Norwood’s retirement: “I have worked with Bryan for more than 25 years and have always found him to be a loyal and dependable partner. He joined Perma-Pipe in 2018 as Vice President and Chief Financial Officer, Secretary and Treasurer, and has played an instrumental role in many of the changes impacting the Company. Bryan has played a vital role in the ongoing growth, and development of the business, and has provided valuable leadership and contributions to our strategic development through some transformational times. It has been a pleasure working with Bryan over the years and he will be missed. We wish him all the best in his well-deserved retirement.”

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at thirteen locations in six countries.

Perma-Pipe International Holdings, Inc.

David Mansfield, President and CEO

Perma-Pipe Investor Relations

investor@permapipe.com

847.929.1200

Source: Perma-Pipe International Holdings, Inc.